Exhibit 99.1

DURECT Corporation Expands Board of Directors with Appointment of Biopharmaceutical Industry Finance Veteran Peter Garcia

CUPERTINO, Calif., December 14, 2021/PRNewswire/ -- DURECT Corporation (Nasdaq: DRRX) today announced the expansion of its board of directors with the appointment of Peter García, a biopharmaceutical industry veteran with over 25 years of financial leadership experience.

"We are delighted to welcome Peter García to our board of directors as we continue to advance our AHFIRM Phase 2b trial evaluating larsucosterol, our lead epigenetic regulator, in alcohol-associated hepatitis (AH)," stated James E. Brown, D.V.M., President and Chief Executive Officer of DURECT. “Pete’s extensive industry experience will be particularly valuable in the continued transformation of DURECT as we look forward to a potentially successful AHFIRM trial.”

Mr. García added, “I look forward to working with the DURECT board of directors and management team to provide additional perspective at this pivotal time for the company as it advances its pipeline and prepares for a potential transition from development stage to commercial stage over the next few years."

Peter García has worked as a Chief Financial Officer in the life sciences industry for over 25 years and raised over $2 billion in capital during that period. He is currently the Chief Financial Officer of ALX Oncology Holdings Inc. (Nasdaq: ALXO) since joining them in January 2020 and led their initial public offering in July 2020 and follow on offering in December 2020. Prior to ALX Oncology, he served as Vice President and Chief Financial Officer from 2013 until 2019 at PDL BioPharma, Inc., an acquirer of royalties and pharmaceutical assets. Before his time at PDL, Mr. García served as Chief Financial Officer at BioTime, Inc., a clinical-stage biotechnology company now known as Lineage Cell Therapeutics. He previously served as Chief Financial Officer of Marina Biotech, Nanosys, Nuvelo, Novacept, IntraBiotics Pharmaceuticals and Dendreon, and began his life science career at Amgen where he served in a number of financial roles of increasing responsibility. Mr. García holds an MBA from the University of California, Los Angeles and a B.A. in Economics and Sociology from Stanford University.

About DURECT Corporation
DURECT is a biopharmaceutical company committed to transforming the treatment of acute organ injury and chronic liver diseases by advancing novel and potentially lifesaving therapies based on its endogenous epigenetic regulator program. Larsucosterol (also known as DUR-928), DURECT's lead drug candidate, binds to and inhibits the activity of DNA methyltransferases (DNMTs), epigenetic enzymes which are elevated and associated with hypermethylation found in alcohol-associated hepatitis (AH) patients. Larsucosterol is in clinical development for the potential treatment of AH, for which FDA has granted a Fast Track Designation; non-alcoholic steatohepatitis (NASH) is also being explored. In addition, POSIMIR® (bupivacaine solution) for infiltration use, a non-opioid analgesic utilizing the innovative SABER® platform technology, is FDA-approved. Full prescribing information about POSIMIR, including the Boxed Warning, can be found at www.posimir.com. For more information about DURECT, please visit www.durect.com and follow us on Twitter https://twitter.com/DURECTCorp.

DURECT Forward-Looking Statement
This press release contains forward-looking statements that involve substantial risks and uncertainties. Forward-looking statements include, without limitation, statements about the potential for larsucosterol (also known as DUR-928) to treat patients with AH, NASH, multiple acute organ injury, chronic liver diseases and other diseases, ongoing clinical trials of larsucosterol, the potential benefits of Fast Track Designation, and the commercial potential of POSIMIR. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially, including, but not limited to, the risk that the clinical trial of larsucosterol in AH takes longer to conduct than anticipated due to COVID-19 or other factors, the risk that clinical trials of larsucosterol, including AHFIRM, do not confirm the results from earlier clinical or pre-clinical trials, or do not demonstrate the safety or efficacy or the lifesaving potential of larsucosterol in a statistically significant manner, the risk that Fast Track Designation for larsucosterol in AH may not lead to faster FDA review or an approval, risks that we or a third-party licensee may not commercialize POSIMIR successfully, if at all, and risks related to our ability to obtain capital to fund operations and expenses, and other risks described in the "Risk Factors" section of DURECT's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 3, 2021, and in other filings filed from time to time with the SEC. DURECT does not assume any obligation to update any forward-looking statements, except as required by law.

NOTE: POSIMIR® and SABER® are trademarks of DURECT Corporation. Other referenced trademarks belong to their respective owners. Larsucosterol (DUR-928) is an investigational drug candidate under development and has not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities for any indication. Full prescribing information for POSIMIR, including its Boxed Warning, can be found at www.posimir.com.

SOURCE: DURECT Corporation

Corporate Contact - Mike Arenberg, DURECT, Chief Financial Officer, +1-408-346-1052, mike.arenberg@durect.com

Media Contact - Mónica Rouco Molina, PhD, LifeSci Communications, +1-929-469-3850, mroucomolina@lifescicomms.com

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